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                           INDEPENDENT CONTRACTOR AGREEMENT
                           --------------------------------

    THIS INDEPENDENT CONTRACTOR AGREEMENT ("Agreement") is made and entered into
as of the     1st    day of December, 1996, by and between National Medical
          ----------
Financial Services Corporation, a Nevada Corporation (hereinafter "Company") and Bradford Group, Inc., a Nevada Corporation, located at 11017 Mason Ridge Drive, Raleigh, North Carolina, 27614, (hereinafter "Contractor").

                                     WITNESSETH:


ARTICLE I.     DEFINITIONS

    Capitalized terms used in the Agreement shall have their defined meaning throughout the Agreement. The following terms shall have the meanings set forth below, unless the context clearly requires otherwise.

    1.1 Agreement means this Independent Contractor Agreement, as from time to time amended in accordance herewith.

    1.2  Commencement Date means      December 1     ,1996.
                                 --------------------

    1.3  Company means National Medical Financial Services Corporation.

    1.4 Confidential Information means information that is proprietary to the Company or proprietary to others and entrusted to the Company, whether or not trade secrets, Confidential Information includes, but is not limited to, information relating to business plans and to business as conducted or anticipated to be conducted, and to past or current or anticipated products, services to procedures. Confidential Information also includes, without limitation, names, addresses, lists, rates, and information concerning Company research, development, purchasing, accounting, marketing, selling and acquisition of billing service companies and billing services. All information that Contractor or Company has a reasonable basis to consider confidential is Confidential Information, whether or not originated by Contractor, and without regard to the manner in which Contractor obtains access to this and any other proprietary information. Notwithstanding the above, the Bradford Group, Inc. may use its proprietary valuation and due diligence systems to serve other

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         clients and is not considered Company Confidential Information under the terms of this Agreement.

    1.5  Contractor means The Bradford Group, Inc.

    1.6  Territory means U.S.A.

    1.7 Target means billing and financial services companies in the medical and healthcare fields.


ARTICLE II.     RETENTION, DUTIES AND TERM

    2.1 Retention. Upon the terms and conditions set forth in this Agreement, the Company hereby retains Contractor and Contractor accepts such retention as an independent contractor. Except as expressly provided elsewhere in this Agreement, expiration of its initial term or as extended, or termination of this Agreement by either party, or by mutual agreement of the parties, shall also terminate Contractor's retention by the Company. Contractor hereby acknowledges that it has the capability to provide the services required under the terms and conditions of this Agreement.

    2.2  Services and Duties.

         (a) During the term of this Agreement, Contractor agrees to devote its professional and best efforts and attention to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to Contractor hereunder, to use Contractor's best efforts to perform faithfully and efficiently such responsibilities, to abide by the policies and procedures of the Company and accept no other gainful retention with a competitor of the Company without the consent of the Company.

         (b) During the term of this Agreement, it shall not be a violation of this Agreement for Contractor to accept

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              work for other medical billing service companies not in
              competition with Company, and, so long as such activities do not interfere with the performance of Contractor's responsibilities as an independent contractor of the Company and do not result in or from Confidential Information in accordance with this Agreement.

         (c) Contractor shall develop leads, qualify leads, negotiate and close acquisitions of Targets specifically approved by Company.

         (d) Contractor shall be responsible for managing the acquisition process of Targets, including but not limited to, due diligence, overseeing the preparation of legal documentation, preparation of schedules, and closing.

         (e) Contractor shall operate within the written acquisition guidelines developed by the Company, and provided to Contractor, with exception or deviation, being pre-approved by the Company's CEO. Acquisition guidelines may be amended from time to time by the Company.

         (f) Contractor shall represent Company in a highly professional manner.

         (g) Contractor shall, during 1997, acquire $10,000,000 in net revenues through the acquisition of billing companies and other related medical financial management businesses and through the execution of service agreements (including but not limited to transcription and billings). The 1998 acquisition goal will be set during the first six month period of 1997. Contractor may, with prior Company approval, broker Company rejected acquisition candidates to other noncompetitors of the Company.

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         (h)  Contractor will keep and maintain appropriate records related to all services rendered by it under this Agreement and will meet every two weeks or as required, with the Company's Chairman. Contractor will maintain and provide Company a status report of qualified leads, practices under letter of intent, and schedule of closings.

    2.3  Company's duties.

         (a) Company shall support Contractor by providing written acquisition financial guidelines.

         (b) Company shall provide the capital necessary to complete qualified acquisitions.

         (c) Contractor may use the Company name and logo while representing the Company.

         (d) The Company shall be responsible for providing appropriate legal services necessary to support Contractor in closing acquisitions.

         (e) The Company shall provide direct supervision of the Contractor through its Chairman.

    2.4 Certain Proprietary Information. If Contractor possesses any proprietary information of another person or entity as a result of prior retention or relationship, Company shall not interfere with legal obligations that Contractor has with that person or entity with respect to such proprietary information.

    2.5 Term. The term of this Agreement shall begin on the Commencement Date and shall end three (3) years from the Commencement Date year, unless sooner terminated as set forth in Article IV hereof.

    2.6 Ownership and Return of Confidential Information. Contractor agrees that all Company Confidential Information in Contractor's possession, including without

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         limitation, all documents, financial reports, records, leads, manuals, memoranda, computer print-outs, lists, and all other property relating in any way to the business of the Company is the exclusive property of the Company, even if Contractor authored, created or assisted in authoring or creating, such property. Notwithstanding the above, the Bradford Group, Inc. may use its proprietary valuation and due diligence systems to serve other clients and is not considered Company Confidential Information under the terms of this Agreement.
         Contractor shall return to the Company all such Confidential Information immediately upon expiration or termination of retention or at such earlier time as the Company may request.


ARTICLE III.     COMPENSATION, BENEFITS AND EXPENSES

    3.1 Compensation. During the term of Contractor's retention by Company, Contractor shall be entitled to compensation in consideration of its services hereunder, based upon the following commission formula:

              4% times the annual revenue as used by Company and Contractor in the acquisition of the acquired business.
              Said commission is calculated as part of the consideration for the acquired business. Such Commission is earned by and shall be distributed to the Contractor at the closing of the acquisition.

              Company will advance to Contractor an amount of $11,000 per month payable on the first of each month. This advance will be reconciled against all commissions as they are earned.

    3.2 Health Insurance, Professional Liability, Unemployment, and Workers or Workmen's Compensation Insurance. The Company shall not provide health insurance, professional liability, unemployment, workers compensation

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         insurance for employees of Contractor, and it will be Contractor's responsibility to provide those coverages, and provide to Company evidence of same.

    3.3 Travel and Other Expenses. Contractor will be responsible to bear for all travel and other related expenses in performing its duties under this Agreement.

    3.4 Indemnity by Contractor. The Contractor shall hold harmless and indemnify the Company, its successors and assigns, from and against any liabilities, costs, damage, expenses and reasonable attorney's fees imposed against Company resulting from or attributable to any and all acts and omissions of the Contractor, under this Agreement, or any prior liabilities, acts or omissions of the Contractor in the conduct of its business for Company.
         The provisions of this Section 3.4 shall survive the expiration or termination of this Agreement and the Contractor's retention hereunder.

    3.5 Indemnity by Company. The Company shall hold harmless and indemnify the Contractor, its successors and assigns, from and against any liabilities, costs, damage, expenses and reasonable attorney's fees imposed against Contractor resulting from or attributable to any and all acts and omissions of the Company, under this Agreement. The provisions of this Section 3.5 shall survive the expiration or termination of this Agreement and the Company's retention hereunder.

    3.6 Contractor's Employee Deductions. Contractor will pay to the proper government agencies employer contributions for old-age benefits and unemployment insurance, as well as all other federal, state, or municipal mandated withholding. Contractor will keep accurate records of accounts relative to the above deductions and payments, and it will make the same, together with any and all supporting data, copies of returns, and other related data, available to representatives of Company at times during usual business hours. It is understood that Contractor will carry Workers' Compensation and Occupational

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         Disease Insurance, upon all its employees engaged in the
         performance of services under this Agreement, and it will otherwise fully comply with all applicable employment laws.


ARTICLE IV.     EARLY TERMINATION

    Subject to the respective continuing obligations of the parties elsewhere provided in this Agreement, this Article IV sets forth the terms for early termination of Contractor's retention under this Agreement.

    4.0  Either party may terminate this Agreement "for cause" upon sixty
         (60) days prior written notice. "For Cause" shall be defined as one party failing to remedy any breach of this Agreement, alleged by the other in writing, within thirty (30) days of such notice of breach.

    4.1 Termination without Cause. Either party may terminate this Agreement without cause with ninety (90) days prior written notice.

    4.2 Compensation upon Termination. If Contractor's retention under this Agreement is terminated by the Company for Cause, the Company shall, upon the Date of Termination, pay any amounts earned by Contractor in accordance with the provisions of paragraph 3.1 of this Agreement through the Date of Termination.

         If Contractor's retention under this agreement is terminated by the Company without Cause, the Company shall, upon the Date of Termination, pay any amounts earned by Contractor in accordance with the provisions of paragraph 3.1 of this Agreement through the Date of Termination, plus $11,000 per month for three months.

    4.3 Termination by Contractor. In the event any payment owed to Contractor under Article III is not made when due and such default is not cured within thirty (30) days after Contractor gives the Company written notice of such default, the Contractor may, within ten (10) days thereafter, give written Notice of termination of this Agreement to the Company.

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ARTICLE V.     CONFIDENTIAL INFORMATION

    5.1 Prohibitions Against Use. Contractor agrees that, during the term of its retention by the Company and for a period of two (2) years following the expiration or termination of Contractor's retention under this Agreement, Contractor will not use or disclose, other than in connection with Contractor's retention with the Company, any Company Confidential Information to any person not employed by the Company or not authorized by the Company to receive such Confidential Information-nation, without the prior written consent of the company. Contractor will use reasonable and prudent cm to safeguard and protect and prevent the unauthorized use and disclosure of Company Confidential
         Information.   Contractor agrees to require each and every sales
         person employed by Contractor for the Company to execute a confidentiality document conforming to the restrictions of this
         Section 5.1.


ARTICLE VI.     NON-COMPETITION

    6.1  Acknowledgments.  The Contractor agrees and acknowledges that:
         (1) it shall be in a position of confidence and trust with the Company and it shall have access to Company Confidential Information; (it) the nature and periods of restrictions imposed by the covenants set forth in this Article VI are fair, reasonable and necessary to protect and preserve for the Company the benefits of this Agreement and that such restrictions shall not prevent Contractor from earning income in its profession;
         (iii) the Company would sustain irreparable loss and damage if the Contractor were to breach any of such covenants; (iv) the Company has advised the Contractor that the Company intends to acquire financial services businesses actively in the Territory;
         (v) the Territory is reasonably sized inasmuch as the business of the Company is conducted over a wide geographical area and is based on servicing practices in the entire Territory to be successful. The Contractor represents and

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         warrants that the Contractor has not, prior to the date hereof, disclosed to any person or used or otherwise exploited for the Contractor's own benefit or for the benefit of any other person any Company Confidential Information. Contractor agrees to require each and every employee of contractor representing the Company to execute a document reciting the provisions of this
         Section 6. 1.

    6.2 Non-Competition by Contractor. Contractor agrees that, during the term of its retention by the Company and for a period of two
         (2) years following the expiration or termination of Contractor's retention with the Company for any reason, Contractor will not directly or indirectly, alone or as a partner, officer, director, shareholder or employee, as well as Contractor of any other firm; engage in any business activity which is directly or indirectly in competition with any financial services offered by the Company during the term of the Agreement or as of the date of such expiration or termination of retention or with any part of the Company's contemplated business with respect to which Contractor has Confidential Information as governed by Article V, within the Territory.

    6.3 Solicitation of Prospective Acquisition Candidates. For a period of two (2) years after the expiration or termination of Contractor's retention with the Company for any reason whatsoever, Contractor will not solicit any entity or the owner of any entity which was (during Contractor's retention) a prospective acquisition candidate of the Company or a client of Customer.

    6.4 Covenant Not to Recruit. Contractor recognizes that the Company work force represents a substantial financial and educational investment and constitutes an important and vital aspect of its business on a worldwide basis. Contractor agrees that, during the term of its retention by the Company and for a period of two
         (2) years following the expiration or termination of Contractor's retention with the Company for any reason whatsoever, it shall not solicit, or assist anyone else in the solicitation of,

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         any of the Company's then current employees to terminate their employment with the Company and to become employed or retained any business enterprise with which the Contractor may then be associated, affiliated or connected.

    6.5 Consent to Injunction. The Contractor acknowledges that its breach of any provision set forth in this Article VI would result in irreparable injury to the Company and that the Company's remedies at law for such a breach would be inadequate and extremely difficult to calculate or determine. Accordingly, the Contractor agrees and consents that upon such a breach or threatened breach by the Contractor of any provision set forth herein, the Company shall, in addition to all other remedies available at law and in equity, be entitled to a temporary restraining order and to both preliminary and permanent injunctions to prevent or halt such a breach or threatened breach.

    6.6 Severability; Reformation. If any of the provisions, or portions thereof, of this Agreement are held to be unenforceable or invalid by any arbitrator or court of competent jurisdiction, the validity and enforceability of the remaining provisions, or portions thereof, will not be affected and shall continue in force. If any arbitrator or court of competent jurisdiction determines that the scope, duration or geographical limit of any of the restrictions contained in this Agreement is unenforceable, it is the intention of the parties that the restrictions shall not thereby be terminated but rather shall be amended and revised to the extent required to render them valid and enforceable.

    6.7 Separate Agreement. Contractor agrees that its agreements contained herein shall be construed as agreements independent of any other agreements with the Company and are independently supported by good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and further

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         agrees that this Agreement shall be interpreted, construed and enforced separate and apart from any other agreements between or among the parties hereto. Contractor rather agrees that any claim or cause of action of Contractor against the Company or any other party hereto arising out of any other agreement or arising out of any set of facts outside the scope of this Agreement shall not constitute a defense to the enforcement by the Company or its assigns of the agreements of Contractor contained herein.

    6.8 Injunctive Relief. The parties hereto recognize and hereby acknowledge that it is impossible to measure in money the damages which would result to the Company or its successors or assigns by reason of a failure by Contractor to perform any of the obligations imposed upon him under Article V and Article VI of this Agreement. Therefore, the Company or its successors or assigns shall be entitled to injunctive and other equitable relief to enforce the terms of Article V and Article VI of this Agreement, without the necessity of showing irreparable harm and without the necessity of posting bond or security. If the Company or its successors or assigns should institute an action or proceeding to enforce the provisions of Article V or Article VI hereof, Contractor hereby waives the claim or defense; that any such party has an adequate remedy at law, and Contractor shall not urge in any action or proceeding the claim or defense that such a remedy at law exists. At the discretion of the court or arbitrator before which an injunctive proceeding is brought, the running of the covenants herein may be tolled and extended for a period of time equal to the time period Contractor shall be in violation of any such covenant.

    6.9 Remedies Cumulative and Concurrent. The rights and remedies of the Company as provided in the Article VI shall be cumulative and concurrent and may be pursued separately, successively or together against the Contractor at the sole discretion of the Company, and may be exercised as often as occasion therefor shall arise. The failure

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         to exercise any right or remedy shall in no event be construed as a waiver or release thereof.

    6.10 Contractor agrees to require each and every salesperson employed by Contractor representing the Company to execute a document reciting the requirements of this Article VI which shall be in favor of Company and made a condition of every sales persons employment by Contractor in Company's business.


ARTICLE VII.     GENERAL PROVISIONS

    7.1 Assignment. Other than to a parent or controlled entity, the Agreement is not assignable by the Contractor or by the Company.

    7.2 Offsets. Any amount payable to contractor pursuant to this Agreement may be reduced for purposes of offsetting, either directly or indirectly, any indebtedness or liability of Contractor to the Company supported by a judgment of a court of competent jurisdiction.

    7.3 Captions. The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

    7.4 Governing Law; Arbitration. The validity and construction of this Agreement shall be governed by the laws of the State of Delaware. The parties (meaning Contractor on one hand and the Company on the other hand) agree that all disputes concerning this Agreement shall be submitted to binding arbitration in accordance with the commercial arbitration rules of the American Arbitration Association and the provisions contained herein. The arbitration shall be conducted in Wilmington, Delaware, by one arbitrator. The party initiating arbitration shall give the other party notice of the matter in dispute. If the parties fail to agree upon an arbitrator within ten days after notice of initiation of the arbitration is given, then the American Arbitration Association shall

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         select the arbitrator.  All determinations and the final decision of the arbitrator shall be made in writing. The fees and expenses of the arbitrator shall be awarded by the arbitrator in his discretion as part of the award. The arbitrator's award shall be binding on the parties hereto and may be entered in any court of competent jurisdiction. The parties reserve the fight to seek a judicial temporary restraining order, preliminary injunction, or other similar short term equitable relief prior to the appointment of the arbitrator. The arbitrator will have the fight to make a final determination of the parties' rights including, without limitation, whether to make permanent, modify or dissolve the judicial order.

    7.5 Construction. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

    7.6 Waivers. No failure on the plan of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any fight or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

    7.7 Modification. This Agreement may not be modified or amended except by written instrument signed by the parties hereto.

    7.8 Notices. All notices, demands and other communications hereunder shall be written and shall be deemed to have been duly given if delivered in person or mailed by certified mail, postage prepaid, to the address set forth below:

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         To the Company:     National Medical Financial Services
         Corporation
                        Attn: Douglas R. Colkitt, M.D.
                        2171 Sandy Drive
                        State College, PA 16803

         With a copy to:     Marcy L. Colkitt, Esq.
                        P.O. Box 607
                        Indiana, PA 15701-0607



         To the Contractor:  Bradford Group, Inc.
                        11017 Mason Ridge Drive
                        Raleigh, NC 27614
                        Attn: Bradford C. Wright, President

         or to such other address as either party may designate by notice to the other. Notices delivered in person shall be deemed delivered on the date of delivery and notices mailed, as aforesaid, shall be deemed delivered forty-eight (48) hours after the date mailed. Rejection or other refusal to accept or inability to deliver because of a changed address of which no notice was given shall be deemed to be a receipt of the notice, request or other communication. Any notice, request or other communication required or permitted to be given by any party may be given by such party's legal counsel.

    7.9 Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto in reference to all the matters herein agreed upon.

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    IN WITNESS THEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

CONTRACTOR:                       COMPANY:

Bradford Group, Inc.              National   Medical   Financial
                                    Services Corporation


By: /s/ Bradford C. Wright        By:  /s/ Douglas R. Colkitt, M.D.
    ----------------------             ----------------------------
    Bradford C. Wright                 Douglas R. Colkitt, M.D.
    President                          Chairman

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